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                                                                      EXHIBIT E

                              TriStar Aerospace Co.
                              2527 Willowbrook Road
                                Dallas, TX 75220

October 31, 1999

P. Quentin Bourjeaurd
President and Chief Executive Officer
TriStar Aerospace Co.
2527 Willowbrook Road
Dallas, TX  75220

Dear Quentin:

     You and TriStar Aerospace Co. (the "Company") hereby agree that this letter amends your Executive Employment Agreement (the "Agreement"), dated September 19, 1996, in the manner set forth herein. Capitalized terms not defined in this letter shall have the meanings set forth in the Agreement.

     1. To reflect our agreement that, upon termination of your employment by the Company other than for Cause, you shall continue to receive salary and benefits as currently provided in Section 5(a) of the Agreement through September 19, 2001, Section 5(a) of the Agreement is hereby amended and restated in full as follows:

          (a) TERMINATION WITHOUT CAUSE. If, prior to the expiration of the Term, the Company terminates the employment of the Executive other than for Cause (as defined herein), the Executive shall continue to receive his salary set forth in Section 4(a) hereof (and such medical and life insurance and other benefits as are regularly offered to senior executives of the Company) until the earlier to occur of (i) the fifth anniversary of the Commencement Date and (ii) a period of two years from the Date of Termination (as defined herein).

     2. To reflect our agreement that the non-competition covenant contained in
Section 6(a) of the Agreement shall continue to apply through September 19, 2001 under all circumstances, Section 6(a) of the Agreement is hereby amended and restated in full as follows:








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          (a) NON-COMPETITION. During the Term and through September 19, 2001, the Executive expressly covenants and agrees that he shall not, without the express written consent of the Company, for his own account or jointly with any other person, directly or indirectly, own, manage, operate, join, control, loan money to, invest in, or otherwise participate in, or be connected with, or become or act as an officer, employee, consultant, representative or agent of any business, individual, partnership, firm or corporation (other than the Company and its subsidiaries and affiliates) which is in competition with any business in which the Company or any of its subsidiaries and affiliates are then engaged or planning to be engaged; PROVIDED, HOWEVER, that the Executive may purchase or own, solely as an inactive investor, the securities of any entity if (a) such securities are publicly traded on a nationally-recognized stock exchange or on NASDAQ and
     (b) the aggregate holdings of such securities by the Executive and his immediate family do not exceed three percent (3%) of the voting power or three percent (3%) of the capital stock of such entity.

You acknowledge that, following the consummation of the transactions contemplated by the Agreement and Plan of Merger between AlliedSignal Inc. and the Company, dated October 31, 1999, the AlliedSignal Inc. Hardware Product Group (but not AlliedSignal Inc. or any of its other divisions, subsidiaries or affiliates (excluding the Company)) will be an "affiliate" of the Company for purposes of Section 6(a) of the Agreement.

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     IN WITNESS WHEREOF, the undersigned acknowledge and agree to the foregoing amendments to the Agreement and have executed this letter in one or more counterparts, each of which shall be deemed to be one and the same instrument, as of the date first written above.

                                        Very truly yours,

                                        TRISTAR AEROSPACE CO.



                                        /s/ Doug Childress
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                                        By:  Doug Childress

                                        Its:  Executive Vice President and Chief
                                        Financial Officer

Agreed and accepted this
31st day of October, 1999.

/s/ P. Quentin Bourjeaurd
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P. Quentin Bourjeaurd

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